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                                                                                           Exhibit 99(b)

                           Statement of Balances as of
                                  June 30, 2004


The balances in the sub-accounts on deposit with the trustee as of June 30, 2004:


                                                     Series 2003-1                          Series 2004-1

General Sub-Account                                 $ 21,741,652.31                                 $ 0.00
Capital Sub-Account                                     $ 30,194.81                         $ 3,948,885.00
REP Deposit Account                                    $ 696,956.46                                 $ 0.00
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